Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS SECOND QUARTER 2011 RESULTS

CHATTANOOGA, Tenn. (August 4, 2011) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the second quarter ended July 2, 2011. In the second quarter of 2011, the Company had sales of $69,200,000 and income from continuing operations of $808,000, or $0.06 per diluted share, compared with a loss from continuing operations of $684,000, or $0.05 per diluted share for the second quarter of 2010. Net sales increased 17.2% for the fiscal second quarter of 2011 as compared with the second quarter of 2010. For the year-to-date, sales are $135,154,000 and income from continuing operations is $1,452,000 or $0.11 per diluted share, compared with sales of $109,512,000 and a loss from continuing operations of $3,143,000, or $0.25 per diluted share, for the year-ago period. Net sales for the year-to-date are 23.4% above the same period of 2010.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “Dixie had strong growth in the quarter with a 17% improvement in sales compared to modest growth for the industry. Our commercial products had growth of 20%, which we believe is significantly above the industry. Notable was growth in the modular carpet tile sector, which continues to exceed that of the broadloom product category in commercial products for both Dixie and the industry. Likewise, our residential product sales grew over 15% above the same period in 2010. This increase is in contrast with sales' decline for the residential market. The residential carpet market, plagued by low sales of new and existing residential homes as well as by tight credit, is still working its way through the recovery from the severe economic downturn of the last few years.

“Having completed six consecutive quarters of sales growth in excess of the industry, we believe that our strategy of continuing to invest in new products during this historic downturn has proven successful and positions us for the future. We have seen significant sales growth at the very high end as evidenced by double-digit sales growth during the period for our Fabrica business as well as for our Masland wool and rug products. We continue to believe that the upper end customer has regained confidence, as demonstrated by our improved sales to the upper end of the market. Our Dixie Home line has had particular success with the Stainmaster® products introduced in the last year. Masland Contract continues to see excellent growth in the commercial market, particularly its modular carpet tile products and sales to end users.

“During the second quarter we had rising raw material costs. We implemented a price increase but due to the timing differences, margins were compressed during the period. In addition, we had unusually heavy shipments to our larger commercial accounts; therefore, our gross profit, at 24.2% of net sales was below our margin of 25.8% for the same period a year ago. We have taken advantage of one-time opportunities for added business during the summer months, which we anticipate will continue to cause us to have tight margins during the third quarter. However, our selling, general and administrative expenses will continue to compare favorably to the prior year due to higher sales volumes in the current year. Our S,G&A, at 21.6% of sales, was 3.8 percentage points below last years' 25.4% of sales for the second quarter.

“As we saw the industry slowdown late in the second quarter, we maintained a tight rein on running schedules, inventories and overtime; however, we have continued to see growth in all of our brands in the first four weeks of the third quarter.

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“Capital expenditures were $2.1 million for the year-to-date, while depreciation and amortization was $4.9 million. We continue to underspend our depreciation and amortization levels. We anticipate total capital expenditures of $6.2 million for the year, the bulk of which will be used to expand our capacity and capabilities in our yarn operations. Total debt, which normally rises during the middle of the year, increased by $4.0 million during the quarter to $72.3 million. We recorded a gain of $563,000 in our facility consolidation and severance expense primarily due to the settlement of the lease on our Pullman facility, thus completing the last of the restructuring plans initiated during the recent economic downturn. The unused borrowing capacity under our credit lines was $11.3 million as of July 2, 2011, and $14.8 million as of August 3, 2011. We are in the due diligence phase with potential lenders regarding the replacement of our current revolving and term credit agreements. The purpose of such transactions is to repay the $9.7 million of convertible subordinated debentures due in May of 2012, to extend our financing for another five-year period and to provide the funding needed to continue our growth.

“Continued uncertainty in the economy, along with a stubbornly high unemployment rate and a weak housing recovery, will likely remain through the rest of the year. We continue to invest, however, in new products and processes as we maintain our goal of being the fashion leader in the industry. We feel that the continued investment in beautiful products, responsive operations and strong controls over expenses are the formulas needed to be able to continue to outgrow the industry during these uncertain times,” Frierson concluded.

The Company's loss from discontinued operations was $42,000, or $0.00 per diluted share, for the second quarter of 2011, compared with a loss from discontinued operations of $60,000, or $0.01 per diluted share, for the prior year. Including discontinued operations, the Company reported net income of $766,000, or $0.06 per diluted share, for the second quarter of 2011 compared with a net loss of $744,000, or $0.06 per diluted share, for the year-earlier period. The Company's loss from discontinued operations was $62,000, or $0.00 per diluted share, for the six months ended July 2, 2011, compared with a loss from discontinued operations of $130,000, or $0.01 per diluted share, for the six-month period ended June 26, 2010. Including discontinued operations, the Company reported net income of $1,390,000 of $0.11 per diluted share, for the first six months of 2011 compared with a net loss of $3,273,000, or $0.26 per diluted share, for the prior period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website or at www.earnings.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on August 4, 2011. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-1481 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 4372890 when prompted for the access code. For further information, please see updated investor presentation at www.thedixiegroup.com and click on the Investor Relations tab; file is listed under Overview - Featured Reports.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Whitespace brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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DXYN Reports Second Quarter 2011 Results

August 4, 2011

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	July 2, 2011	June 26, 2010	July 2, 2011	June 26, 2010
NET SALES	$69,200	$59,058	$135,154	$109,512
Cost of sales	52,477	43,821	101,861	81,922

GROSS PROFIT	16,723	15,237	33,293	27,590
Selling and administrative expenses	14,944	15,026	30,337	29,384
Other operating income	(55)	(61)	(629)	(120)
Other operating expense	97	91	179	220
Facility consolidation and severance expenses, net	(563)	122	(563)	333

OPERATING INCOME (LOSS)	2,300	59	3,969	(2,227)

Interest expense	900	1,082	1,832	2,317
Other income	(8)	(10)	(32)	(22)
Other expense	18	307	26	317

Income (loss) from continuing operations before taxes	1,390	(1,320)	2,143	(4,839)
Income tax provision (benefit)	582	(636)	691	(1,696)

Income (loss) from continuing operations	808	(684)	1,452	(3,143)
Loss from discontinued operations, net of tax	(42)	(60)	(62)	(130)

NET INCOME (LOSS)	$766	$(744)	$1,390	$(3,273)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.06	$(0.05)	$0.11	$(0.25)
Discontinued operations	—	(0.01)	—	(0.01)

Net income (loss)	$0.06	$(0.06)	$0.11	$(0.26)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.06	$(0.05)	$0.11	$(0.25)
Discontinued operations	—	(0.01)	—	(0.01)

Net income (loss)	$0.06	$(0.06)	$0.11	$(0.26)

Weighted-average shares outstanding:
Basic	12,596	12,532	12,574	12,514
Diluted	12,648	12,532	12,624	12,514

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DXYN Reports Second Quarter 2011 Results

August 4, 2011

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	July 2, 2011	December 25, 2010
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$151	$244
Receivables, net	30,545	28,550
Inventories	68,753	58,289
Other	8,877	6,943
Total Current Assets	108,326	94,026

Net Property, Plant and Equipment	67,605	70,246
Other Assets	14,291	13,830
TOTAL ASSETS	$190,222	$178,102

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$34,229	$30,385
Current portion of long-term debt	13,270	7,145
Total Current Liabilities	47,499	37,530

Long-Term Debt
Senior indebtedness	58,551	47,876
Capital lease obligations	455	532
Convertible subordinated debentures	—	9,662
Deferred Income Taxes	4,962	4,759
Other Liabilities	14,193	15,313
Stockholders' Equity	64,562	62,430
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$190,222	$178,102

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DXYN Reports Second Quarter 2011 Results

August 4, 2011

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

The first six months of 2011 contained 27 operating weeks compared with 26 operating weeks in the first six months of 2010. Percentage changes in net sales have been adjusted to reflect the comparable number of weeks in the reporting periods.

The Company defines Adjusted Operating Income (Loss) as Operating Income (Loss) plus facility consolidation expenses and severance expenses, plus impairment of assets, plus impairment of goodwill, plus one-time items so defined.

	Three Months Ended		Six Months Ended
	July 2, 2011	June 26, 2010	July 2, 2011	June 26, 2010
Net Sales Adjusted
Weeks in period	13	13	27	26

Net sales as reported	$69,200	$59,058	$135,154	$109,512
Adjusted for weeks	—	—	(4,711)	—

Non-GAAP net sales as adjusted	$69,200	$59,058	$130,443	$109,512

Reconciliation of Operating Income (Loss)
Operating income (loss)	$2,300	$59	$3,969	$(2,227)
Facility consolidation and severance expenses, net	(563)	122	(563)	333
Insurance gain - non-taxable	—	—	(492)	—
Workers' compensation retention	—	—	625	—

Non-GAAP Adjusted Operating Income (Loss)	$1,737	$181	$3,539	$(1,894)

Further non-GAAP reconciliation data, including Non-GAAP Adjusted EBIT and EBITDA are available at www.thedixiegroup.com under the Investor Relations section.

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